Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
SIRENZA MICRODEVICES, INC.
METRIC ACQUISITION CORPORATION
and
MICRO LINEAR CORPORATION
Dated as of August 14, 2006

ARTICLE I DEFINITIONS & INTERPRETATIONS	2

1.1 Certain Definitions	2
1.2 Additional Definitions	9
1.3 Certain Interpretations	11

ARTICLE II THE MERGER	11

2.1 The Merger	11
2.2 The Effective Time	11
2.3 The Closing	12
2.4 Effect of the Merger	12
2.5 Certificate of Incorporation and Bylaws	12
2.6 Directors and Officers	13
2.7 Effect on Capital Stock	13
2.8 Exchange of Certificates	14
2.9 No Further Ownership Rights in Company Common Stock	16
2.10 Lost, Stolen or Destroyed Certificates	17
2.11 Tax Consequences	17
2.12 Taking of Necessary Action; Further Action	17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	17

3.1 Organization and Standing	18
3.2 Subsidiaries	18
3.3 Authorization	19
3.4 Capitalization	20
3.5 Non-contravention; Required Consents	21
3.6 SEC Reports	22
3.7 Financial Statements	22
3.8 Proxy Statement	24
3.9 No Undisclosed Liabilities	24
3.10 Absence of Certain Changes	24
3.11 Material Contracts	25
3.12 Compliance with Laws	28
3.13 Permits	28
3.14 Litigation	28
3.15 [Reserved]	29
3.16 Taxes	29
3.17 Environmental Matters	32
3.18 Employee Benefit Plans	33
3.19 Labor Matters	36
3.20 Real Property	37
3.21 Assets; Personal Property	38
3.22 Intellectual Property	38
3.23 Insurance	42
3.24 Related Party Transactions	43
3.25 Brokers	43

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3.26 Opinion of Financial Advisors	43
3.27 State Anti-Takeover Statutes	43
3.28 Rights Plan	43

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	44

4.1 Organization	44
4.2 Authorization	44
4.3 Capitalization of Parent and Merger Sub	44
4.4 Non-contravention; Required Consents	46
4.5 SEC Reports	46
4.6 Financial Statements	47
4.7 Proxy Statement	47
4.8 Absence of Certain Changes	48
4.9 Litigation	48
4.10 Ownership of Company Capital Stock	48

ARTICLE V INTERIM CONDUCT OF BUSINESS	48

5.1 Affirmative Obligations of the Company	48
5.2 Negative Obligations of the Company	48
5.3 Obligations of Parent	52

ARTICLE VI ADDITIONAL AGREEMENTS	53

6.1 No Solicitation	53
6.2 Company Board Recommendation	54
6.3 Company Stockholders’ Meeting	56
6.4 Form S-4 and Proxy Statement	56
6.5 Commercially Reasonable Efforts to Complete	57
6.6 Company Rights Plan	58
6.7 Access	59
6.8 Notification	59
6.9 Certain Litigation	60
6.10 Confidentiality	61
6.11 Public Disclosure	61
6.12 Company Options; Company ESPP	61
6.13 Employee Matters	62
6.14 Directors’ and Officers’ Indemnification and Insurance	63
6.15 FIRPTA Certificate	64
6.16 Obligations of Merger Sub	64
6.17 Employee Communications	64
6.18 Resignation of Officers and Directors	65
6.19 Nasdaq Listing	65
6.20 Company Affiliates; Restrictive Legend	65
6.21 Treatment as Reorganization	65
6.22 Tax Matters	65
6.23 Directorships	65

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ARTICLE VII CONDITIONS TO THE MERGER	66

7.1 Conditions to Each Party’s Obligations to Effect the Merger	66
7.2 Conditions to the Company’s Obligations to Effect the Merger	67
7.3 Conditions to the Obligations of Parent and Merger Sub	67

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER	69

8.1 Termination	69
8.2 Notice of Termination; Effect of Termination	71
8.3 Fees and Expenses	71
8.4 Amendment	72
8.5 Extension; Waiver	72

ARTICLE IX GENERAL PROVISIONS	73

9.1 Survival of Representations, Warranties and Covenants	73
9.2 Notices	73
9.3 Assignment	74
9.4 Entire Agreement	74
9.5 Third Party Beneficiaries	74
9.6 Severability	74
9.7 Other Remedies	75
9.8 Specific Performance	75
9.9 Governing Law	75
9.10 Consent to Jurisdiction	75
9.11 WAIVER OF JURY TRIAL	75
9.12 Counterparts	75

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EXECUTION COPY
INDEX OF EXHIBITS
Exhibit A     –     Form of Voting Agreement
Exhibit B     –     Form of Rights Plan Amendment

-iv-

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 14, 2006 by and among Sirenza Microdevices, Inc., a Delaware corporation (“Parent”), Metric Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Micro Linear Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I hereof.
WITNESSETH:
     WHEREAS, it is proposed that Merger Sub will merge with and into the Company and each share of Common Stock of the Company will thereupon be cancelled and converted into the right to receive the consideration as set forth herein, all upon the terms and subject to the conditions set forth herein.
     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of Delaware Law, this Agreement and the transactions contemplated hereby, including the Merger, and the Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement.
     WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the directors and executive officers of the Company, in their respective capacities as stockholders of the Company, have entered into Voting Agreements with Parent substantially in the form attached hereto as Exhibit A (each, a “Voting Agreement” and collectively, the “Voting Agreements”).
     WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company and American Stock Transfer and Trust Company are entering into an amendment, in the form attached hereto as Exhibit B (the “Rights Plan Amendment”), to that certain Preferred Shares Rights Agreement dated August 13, 1998, (the “Company Rights Plan”), so as to render the rights issued thereunder inapplicable to this Agreement and the transactions contemplated hereby, as well as the Voting Agreements and the transactions contemplated thereby.
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS
     1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
          (a) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction.
          (b) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company or any of its Subsidiaries by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iii) other than in the ordinary course of business, any sale, lease, exchange, transfer, license, acquisition or disposition of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries taken as a whole (measured by the lesser of book or fair market value thereof); (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries or (v) any combination of the foregoing.
          (c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          (d) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.
          (e) “Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of April 2, 2006.
          (f) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Legal Requirements or other governmental action to close.

          (g) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (i) “Company Board” shall mean the Board of Directors of the Company.
          (j) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.
          (k) “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Plan.
          (l) “Company ESPP” shall mean the Company’s 1998 Employee Stock Purchase Plan, as amended.
          (m) “Company IP” shall mean all Technology that is used or held for use by the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries.
          (n) “Company Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, capitalization, properties, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company taken as a whole with its Subsidiaries or the Company and its Subsidiaries taken as a whole with Parent and its Subsidiaries; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any one or more other facts, circumstances, changes or effects) arising out of or relating to any of the following shall be deemed to be or constitute a Company Material Adverse Effect, and no facts, circumstances, changes or effects (by themselves or when aggregated with any other such facts, circumstances, changes or effects) arising out of or relating to any of the following shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (i) any general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such conditions do not have a substantially disproportionate impact on the

Company and its Subsidiaries, taken as a whole, (ii) any general market, economic or political conditions in the industries in which the Company or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (iii) any changes or effects arising out of or related to the announcement or pendency of this Agreement or the Merger or (iv) any legal claims or other Legal Proceedings made or brought by any of the Company Stockholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby.
          (o) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.
          (p) “Company Option Plans” shall mean the Company’s (i) 1991 Stock Option Plan, (ii) 1998 Nonstatutory Stock Option Plan, (iii) 1994 Director Stock Option Plan and (iv) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger or acquisition and any Contracts with respect to Company Restricted Stock.
          (q) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.
          (r) “Company Stockholders” shall mean holders of shares of Company Capital Stock.
          (s) “Continuing Employees” shall mean all employees of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company at the request of Parent or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as required by applicable Legal Requirements.
          (t) “Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.
          (u) “Delaware Law” shall mean the DGCL and any other applicable law of the State of Delaware.
          (v) “DGCL” shall mean the General Corporation Law of the State of Delaware, or any successor statute thereto.
          (w) “DOJ” shall mean the United States Department of Justice or any successor thereto.
          (x) “DOL” shall mean the United States Department of Labor or any successor thereto.
          (y) “Environmental Law” shall mean applicable Legal Requirements, relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous

Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release, labeling or other handling of any Hazardous Substances or any products or wastes containing any Hazardous Substances including any Legal Requirements related to product take-back or content requirements, or the investigation, clean-up or other remediation or analysis of Hazardous Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”) and European Union Directive 2002/95/EC on the restriction on the use of hazardous substances (“RoHS Directive”).
          (z) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.
          (aa) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (bb) “Exchange Ratio” shall mean 0.365 of a validly issued, fully paid and nonassessable share of Parent Common Stock, subject to the provisions of Section 2.7 hereof; provided, however, that (i) if the average of the closing prices of Parent Common Stock as reported on Nasdaq for each of the ten (10) consecutive trading days ending on the third (3rd) trading day immediately preceding the Closing Date (the “Closing Average”) is less than $7.77, then the Exchange Ratio shall be increased such that, subject to the provisions of Section 2.7 hereof, each share of Company Common Stock shall be converted in the Merger into the right to receive a number of shares of Parent Common Stock with a value (based on the Closing Average) that is equal to $2.84; provided, however, that in no event shall the Exchange Ratio, as so adjusted pursuant to this clause (i), be greater than 0.405, or (ii) if the Closing Average is greater than $11.66, then the Exchange Ratio shall be decreased such that, subject to the provisions of Section 2.7 hereof, each share of Company Common Stock shall be converted in the Merger into the right to receive a number of shares of Parent Common Stock with a value (based on the Closing Average) that is equal to $4.26; provided, however, that in no event shall the Exchange Ratio, as so adjusted pursuant to this clause (ii), be less than 0.325.
          (cc) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (dd) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.
          (ee) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

          (ff) “Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.
          (gg) “Hazardous Substance” shall mean a substance, material, or waste that is characterized and regulated under Environmental Laws as “hazardous,” “pollutant,” “contaminant” or “toxic,” or has been established to be a danger to health, reproduction or the environment, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.
          (hh) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (ii) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.
          (jj) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any of the directors and officers (as such term is defined in Rule 16a-1(f) under the Exchange Act) of the Company.
          (kk) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Entity.
          (ll) “Legal Requirements” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, resolution, ordinance, code, edict, decree, directive, guidance, order, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
          (mm) “Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).
          (nn) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
          (oo) “Nasdaq” shall mean the Nasdaq Global Market, any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc. or any successor thereto.

          (pp) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Legal Requirements.
          (qq) “Parent Common Stock” shall mean the Common Stock, par value $0.001 per share, of Parent.
          (rr) “Parent Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, capitalization, properties, assets (including intangible assets), condition (financial or otherwise) or results of operations of Parent taken as a whole with its Subsidiaries or Parent and its Subsidiaries taken as a whole with the Company and its Subsidiaries; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any one or more other facts, circumstances, changes or effects) arising out of or relating to any of the following shall be deemed to be or constitute a Parent Material Adverse Effect, and no facts, circumstances, changes or effects (by themselves or when aggregated with any other such facts, circumstances, changes or effects) arising out of or relating to any of the following shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur: (i) any general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such conditions do not have a substantially disproportionate impact on the Parent and its Subsidiaries, taken as a whole, (ii) any general market, economic or political conditions in the industries in which the Parent or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such conditions do not have a substantially disproportionate impact on the Parent and its Subsidiaries, taken as a whole, (iii) any changes or effects arising out of or related to the announcement or pendency of this Agreement or the Merger, (iv) any legal claims or other Legal Proceedings made or brought by any of the Company Stockholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby, (v) the decrease in Parent’s stock price or trading volume in and of itself (it being understood that this clause or (vi) shall not exclude or in any way limit any facts and circumstances that cause any change in stock price from being deemed to be (or from being taken into account in determining) a Parent Material Adverse Effect).
          (ss) “Permitted Encumbrances” shall mean Liens for Taxes not yet due and payable.
          (tt) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          (uu) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.
          (vv) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
          (ww) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
          (xx) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.
          (yy) “Superior Proposal” shall mean any unsolicited, bona fide written Acquisition Proposal involving the acquisition of at least a majority of the outstanding voting securities of the Company or all or substantially all of the Company and its Subsidiaries’ assets (i) which, if any cash consideration is involved, is not subject to any financing contingencies (or if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal without any conditions thereto) and (ii) with respect to which the Company Board shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by Parent pursuant hereto) that (A) the acquiring party is capable of timely consummating the proposed Acquisition Transaction on the terms proposed within a reasonable time period and (B) that the proposed Acquisition Transaction would, if timely consummated in accordance with its terms within a reasonable time period, be more favorable to the Company Stockholders (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement (or any counter-offer or proposal made by Parent pursuant hereto).

          (zz) “Tax” shall mean (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.
          (aaa) “Tax Returns” shall mean all returns, declarations, reports, estimates, statements and other documents required to be filed in respect of any Taxes, including any amendments thereto.
     1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Termination Date	6.13(a)
Agreement	Preamble
Assets	3.21
Certificates	2.8(c)
Certificate of Merger	2.2
Closing	2.3
Closing Average	1.1(bb)
Closing Date	2.3
Collective Bargaining Agreements	3.19(a)
Company	Preamble
Company Affiliate	6.20
Company Board Recommendation	6.2(a)
Company Board Recommendation Change	6.2(b)
Company Intellectual Property	3.22(a)
Company Product	3.22(a)
Company Registered Intellectual Property	3.22(b)
Company Restricted Stock	2.7(d)
Company Rights Plan	Recitals
Company Securities	3.4(c)
Company Stockholders’ Meeting	6.3
Confidentiality Agreement	6.10
Consent	3.5(b)

Term	Section Reference
D&O Insurance	6.14(b)
Delaware Secretary of State	2.2
Effective Time	2.2
Employee Plans	3.18(a)
ERISA Affiliate	3.18(a)
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Extended Termination Date	8.1(b)
Foreign Employees	3.18(m)
Funded International Employee Plan	3.18(c)
In-Licenses	3.22(n)
Incentives	3.16(p)
Indemnified Parties	6.14(a)
Initial Termination Date	8.1(b)
Intellectual Property Rights	3.22(a)
International Employee Plans	3.18(a)
IP Licenses	3.22(o)
Leased Real Property	3.20(b)
Leases	3.20(b)
Material Contract	3.11(a)
Maximum Premium	6.14(b)
Merger	2.1
Merger Sub	Preamble
Object Code	3.22(a)
Open Source Materials	3.22(a)
Out-Licenses	3.22(o)
Parent	Preamble
Parent Restricted Stock	4.3(b)
Parent SEC Reports	4.5
Proxy Statement	3.8
Registered Intellectual Property	3.22(a)
Requisite Stockholder Approval	3.3(b)
Rights Plan Amendment	Recitals
RoHS Directive	1.1(y)
SEC Reports	3.6
Source Code	3.22(a)
Special Representations	7.3(a)
Subsidiary Securities	3.2(c)
Surviving Corporation	2.1
Technology	3.22(a)
Termination Fee Amount	8.3(b)(i)
Triggering Event	8.1(f)(iii)
Voting Agreement	Recitals
WEEE Directive	1.1(y)

     1.3 Certain Interpretations.
          (a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
          (b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
          (c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
          (d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
          (e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
          (f) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
ARTICLE II
THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”
     2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
     2.3 The Closing. The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions, or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).
     2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     2.5 Certificate of Incorporation and Bylaws.
          (a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.14 hereof, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Micro Linear Corporation.”
          (b) Bylaws. At the Effective Time, subject to the provisions of Section 6.14 hereof, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     2.6 Directors and Officers.
          (a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
          (b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.
     2.7 Effect on Capital Stock.
          (a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:
               (i) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time) shall be canceled and extinguished and automatically converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio and cash in lieu of fractional shares pursuant to Section 2.7(e) hereof, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10 hereof).
               (ii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.
               (iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.
          (b) Adjustment to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

          (c) Company Options; Company ESPP. At the Effective Time, (i) each Company Option then outstanding under any of the Company Option Plans shall be treated in accordance with the provisions of Section 6.12 hereof and (ii) each purchase right then outstanding under the Company ESPP shall be treated in accordance with the provisions of Section 6.12 hereof.
          (d) Repurchase Rights. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Company Restricted Stock”), then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.
          (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of record of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder of record) shall, upon surrender of such holder’s Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Closing Average.
     2.8 Exchange of Certificates.
          (a) Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the Merger (the “Exchange Agent”).
          (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall enter into an agreement with the Exchange Agent, which shall provide that Parent shall make available to the Exchange Agent for exchange in accordance with this Article II, the shares of Parent Common Stock issuable pursuant to Section 2.7(a) in exchange for outstanding shares of Company Common Stock. In addition, Parent shall make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.7(e) and any dividends or distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 2.8(d). Any cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

          (c) Exchange Procedures. Promptly following the Effective Time, Parent and Merger Sub shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Parent Common Stock pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.7(e) and any dividends or other distributions pursuant to Section 2.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder of record) to which such holder is entitled pursuant to Section 2.7(a) (which, at the election of Parent, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable law or regulation), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.7(e) and any dividends or distributions payable pursuant to Section 2.8(d), and the Certificates so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash amounts payable upon the surrender of such Certificates pursuant to this Section 2.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.7(e) and any dividends or distributions payable pursuant to Section 2.8(d).
          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 2.7(e) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 2.7(e) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

          (e) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.
          (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements.
          (h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.8 shall after such delivery to Surviving Corporation look only to the Surviving Corporation for the shares of Parent Common Stock pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.7(e) and any dividends or other distributions pursuant to Section 2.8(d) with respect to the shares of Company Common Stock formerly represented thereby.
     2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to

Section 2.7(e) and any dividends or other distributions pursuant to Section 2.8(d) therefor upon the surrender thereof in accordance with the provisions of Section 2.8 hereof. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.7(e) and Section 2.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
     2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 2.7 and any dividends or distributions payable pursuant to Section 2.8(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     2.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-1(c), 1.368-2(g) and 1.368-3(a).
     2.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except, with respect to any Section of this Article III, as set forth in the section of the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) that specifically relates to such Section or in another section of the Company Disclosure Schedule to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

     3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of (a) the certificates of incorporation and bylaws or other constituent documents, as amended to date, of the Company and (b) all actions taken by written consent and all minutes (or, in the case of draft minutes or written consents, the most recent drafts thereof) of all meetings of the stockholders, the Company Board and each committee of the Company Board. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents. All required capital contributions to the Subsidiaries have been made and have not been reduced or impaired by losses, except for such losses that would not, individually or in the aggregate, have a Company Material Adverse Effect. All applicable provisions under applicable Legal Requirements and the Subsidiary charter documents regarding the increase or the decrease of the share capital of the Subsidiaries have been duly observed, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Any facts and other documents required by applicable Legal Requirements to be filed with the competent commercial register or other comparable authorities have been completely, duly and timely filed, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on Section 3.1 of the Company Disclosure Schedule, the Company nor any of its Subsidiaries have any permanent establishments, branches, agencies or similar affiliates.
     3.2 Subsidiaries.
          (a) Section 3.2(a) of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and function (i.e., sales, manufacturing, administration, etc.) of each Subsidiary of the Company and includes details of their capitalization, shareholders and registrations with commercial registers. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.
          (b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the

Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.
          (c) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.
     3.3 Authorization.
          (a) The Company has all requisite power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby other than obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.
          (b) Assuming that the representations of Parent and Merger Sub contained in Section 4.10 hereof are accurate, the affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class (the “Requisite Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Legal Requirements, any Contract to which the Company or any of its Subsidiaries is a party, or otherwise) to adopt this Agreement and approve the Merger.

     3.4 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Preferred Stock. As of August 4, 2006: (A) 12,995,517 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since August 4, 2006, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options granted under a Company Option Plan and in connection with the Company ESPP.
          (b) The Company has reserved via proper corporate authorization and resolutions by the Company Board (i) 7,774,399 shares of Company Common Stock for issuance under the Company Option Plans and (ii) 200,000 shares of Company Common Stock under the Company ESPP. As of August 4, 2006, with respect to the Company Option Plans, there were outstanding (A) Company Options with respect to 2,937,083 shares of Company Common Stock, of which 868,053 were exercisable as of such date, (B) no shares of Company Restricted Stock and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Restricted Stock, other than as permitted by Section 5.1 hereof. The exercise price of each Company Option is no less than the fair market value (as determined by the Company Board in accordance with the Company Option Plans) of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Options and shares of Company Restricted Stock were validly issued and properly approved by the Company Board in accordance with all applicable Legal Requirements and no such grants involved any “backdating” or similar practices with respect to the effective date of grant.
          (c) Except as set forth in this Section 3.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.
          (d) Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.
     3.5 Non-contravention; Required Consents.
          (a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.5(b) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Legal Requirement or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the Merger.
          (b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange

Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.
     3.6 SEC Reports. The Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable laws prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under applicable laws prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed by the Company with the SEC on or prior to the Effective Time that are not required to be so filed, the “SEC Reports”). Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable laws, have been furnished or made available to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
     3.7 Financial Statements.
          (a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.
          (b) The Company and its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s consolidated financial statements. Neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.
          (c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.
          (d) Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since August 5, 2003 (and, to the Knowledge of the Company, prior to August 5, 2003), no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.
          (e) To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

          (f) The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act.
     3.8 Proxy Statement. The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, the Proxy Statement will not contain any statement that, at the time and in light of the circumstances under which it was made, is false or misleading with respect to a material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement.
     3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, (d) executory obligations under any contract to which the Company is a party or is bound and (e) other Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole.
     3.10 Absence of Certain Changes. Since April 2, 2006, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be:
          (a) any Company Material Adverse Effect;
          (b) other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary;

          (c) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;
          (d) any change in any method of accounting or accounting principles or practice, or Tax election, by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP, other applicable generally accepted accounting principles or regulatory accounting principles;
          (e) any amendment of the Company’s certificate of incorporation or bylaws;
          (f) except for any transactions permitted by Section 5.2(c) hereof, any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities;
          (g) (i) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities by the Company or any of its Subsidiaries except for short-term debt incurred to fund operations of the business or owed to the Company or any of its wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly-owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (iii) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than customary loans or advances to employees or direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (iv) any mortgage or pledge of the Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances); or
          (h) any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger).
     3.11 Material Contracts.
          (a) For purposes of this Agreement, a “Material Contract” shall mean:
               (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;
               (ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of $150,000;

               (iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iv) any Contract providing for indemnification or any guaranty (in each case, under which the Company has continuing obligations as of the date hereof) in an amount in excess of, or potentially in excess of, $300,000, other than any guaranty by the Company of any of its Subsidiary’s obligations;
               (v) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Technology or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so or (D) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies in each case, other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;
               (vi) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;
               (vii) the top three (3) dealer, distributor, joint marketing or development Contracts (as measured by continuing costs to be incurred by, and fees to be paid by, the Company or any of its Subsidiaries) to solely or jointly develop or market any product, technology or service, and which may not be canceled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;
               (viii) any Contract to provide source code to any third party for any Company Product, including any Contract to put such source code in escrow with a third party on behalf of a licensee or contracting party, other than any customer Contract entered into in the ordinary course of business consistent with past practice and substantially on the Company’s standard terms and conditions providing for placement of such source code into escrow solely for the purpose of permitting the customer or its agents to use such source code in support of internal use of the Company Product;
               (ix) any Contract (A) containing any financial penalty for the failure by the Company or any of its Subsidiaries to comply with any support or maintenance obligation or (B) containing any obligation to provide support or maintenance for the Company Products for any period in excess of twelve (12) months, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than twelve (12) months’ notice without material liability or financial obligation to the Company or its Subsidiaries;
     (x) the top five (5) Contracts containing any service obligation on the part of the Company or any of its Subsidiaries (as measured by continuing costs to be incurred by the Company or any of its Subsidiaries in connection with those services), other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than ninety (90) days notice without material liability or financial obligation to the Company or its Subsidiaries;
     (xi) any Contract authorizing another Person to provide support or maintenance to the Company’s customers on behalf of the Company, including distributors or resellers that are obligated to provide such support or maintenance;
     (xii) any Contract to license any third party to manufacture or reproduce any Company Products or any Contract to sell or distribute any Company Products, except (A) agreements with distributors or sales representatives in the ordinary course of business consistent with past practice or (B) agreements allowing internal copies made or to be made by end-user customers in the ordinary course of business consistent with past practice;
     (xiii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;
     (xiv) any settlement Contract other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) and does not exceed $150,000 as to such settlement;
     (xv) any other Contract that provides for payment obligations by the Company or any of its Subsidiaries of $300,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiary and is not disclosed pursuant to clauses (i) through (xiv) above; and
     (xvi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or otherwise have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xv) above.

          (b) Section 3.11(b) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.11(a) that describes such Material Contract.
          (c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.
     3.12 Compliance with Laws. The Company, each of its Subsidiaries and its Leased Real Properties are in compliance with all Legal Requirements and Orders applicable to the Company, its Subsidiaries and its Leased Real Properties or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole. No representation or warranty is made in this Section 3.12 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.6 and Section 3.8 hereof, (b) applicable laws with respect to Taxes, which are covered in Section 3.16 hereof, (c) Environmental Laws, which are covered in Section 3.17 hereof or (d) ERISA matters, which are covered in Section 3.18 hereof.
     3.13 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries.
     3.14 Litigation. Except as set forth in Section 3.14 of the Company Disclosure Schedule and as disclosed in the SEC Reports, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened (a) against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that (i) involves an amount in controversy in excess of $100,000, (ii) seeks material injunctive relief, (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (iv) would, individually or in the aggregate with all other pending or threatened Legal Proceedings, have a Company Material Adverse Effect or (b) against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such), whether or not naming the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.
     3.15 [Reserved].
      3.16 Taxes.
          (a) All material Tax Returns required by applicable Legal Requirements to be filed by or on behalf of the Company or any of its Subsidiaries have been filed in accordance with all applicable laws, and all such Tax Returns were, at the time of the original filing of the Tax Return or any amendment thereto, true and complete in all material respects.
          (b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Entity all Taxes (including income Taxes, withholding Taxes and estimated Taxes) due and payable without regard to whether such Taxes have been assessed or has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all Taxes (including Taxes that are not yet due or payable) through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, and regardless of whether the liability for such Taxes is disputed. The Company has made available to Parent complete and accurate copies of all income, franchise, and foreign Tax Returns of the Company, its Subsidiaries and Affiliates, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for the taxable years ending 1999 through 2005.
          (c) There are no material Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.
          (d) As of the date of this Agreement, there are no Legal Proceedings now pending, or to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries with respect to any Tax, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any Liability of the Company or any of its Subsidiaries for Taxes, and there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.
          (e) The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar Legal Requirements.

          (f) Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar Legal Requirements.
          (g) Neither the Company nor any of its Subsidiaries have (i) ever been a party to a Contract or inter-company account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part (other than a group the common parent of which is the Company) and (ii) any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.
          (h) No written claim has been made during the past five (5) years by any appropriate Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to any taxation by that jurisdiction.
          (i) Neither the Company nor any of its Subsidiaries has participated or engaged in transactions that constitute “reportable transactions” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).
          (j) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar Legal Requirements by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any Knowledge that the appropriate Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.
          (k) The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date or (ii) any prepaid amount received on or prior to the Closing Date.
          (l) The Company and its Subsidiaries are not United States Real Property Holding Corporations within the meaning of Section 897 of the Code and were not United States Real Property Holding Corporations on any “determination date” (as defined in §1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the five-year period preceding the Closing.

          (m) Neither the Company nor any of its Subsidiaries has undergone an ownership change under Section 382 of the Code, other than the ownership change arising from the transaction contemplated by this Agreement.
          (n) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.
          (o) The Company and its Subsidiaries have delivered or made available to Parent complete and accurate copies of all letter rulings, technical advice memoranda, and similar documents issued since January 1, 1996, by a Governmental Entity relating to federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof through the Closing Date.
          (p) Section 3.16(p) of the Company Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Company or any of its Subsidiaries benefits from (i) exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax reliefs and (ii) other financial grants, subsidies or similar incentives granted by a Governmental Entity, whether or not relating to Taxes (together with the Tax incentives described in subclause (i), the “Incentives”) and describes the details of such Incentives. The Company and its Subsidiaries are in full compliance with all terms and conditions of any agreement or Order relating to such Incentives in such jurisdictions where such Incentives are available, and have received no written notice from any Governmental Entity claiming that such Incentives were not, or will not in the future, be available.
          (q) None of the assets of the Company or any of its Subsidiaries is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.
          (r) Section 3.16(r) of the Company Disclosure Schedule contains a complete and accurate list of each Subsidiary for which an election has been made pursuant to Section 7701 of the Code and the Treasury regulations thereunder to be treated other than its default classification for U.S. Federal income tax purposes. Except as disclosed on such Section, each Subsidiary will be classified for U.S. Federal income tax purposes according to its default classification.
          (s) The Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

          (t) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
     3.17 Environmental Matters.
          (a) The Company and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws (including the possession of, maintenance of, and compliance with Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries), except in a manner where the lack of compliance would not result in material liability to the Company or its Subsidiaries.
          (b) Neither the Company nor any of its Subsidiaries has generated, handled, stored, used, treated, recycled, released, disposed, or transported any Hazardous Substances at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied, or leased, except in a manner which would not reasonably be expected to result in material liability under applicable Environmental Laws or noncompliance with Environmental Laws.
          (c) Neither the Company nor any of its Subsidiaries has generated, handled, stored, used, treated, recycled, released, disposed, transported, or exposed any employee or any third party to, Hazardous Substances in violation of applicable Environmental Laws, except in a manner which would not reasonably be expected to result in material liability under applicable Environmental Laws or noncompliance with Environmental Laws.
          (d) Neither the Company nor any of its Subsidiaries has received written notice of, is a party to, or, to the Knowledge of the Company is the subject of any Legal Proceeding alleging, any Liability or responsibility under or noncompliance with Environmental Laws or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or other remediation or compliance under applicable Environmental Laws. To the Knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such Legal Proceeding by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has entered into any agreement or consent order with any Governmental Entity or third party imposing material liability or obligation regarding alleged Liability or responsibility under or noncompliance with applicable Environmental Laws.
          (e) The Company has delivered or made available to Parent all environmental audits, environmental assessments, and closure reports in the Company’s possession, custody, or control with respect to any real property currently or formerly owned, operated, or leased by the Company, any and all purchase and sale agreements with respect to any real property currently or formerly owned, and any and all material documents relating to the Company’s compliance with the WEEE Directive and the European Union RoHS Directive. To the Knowledge of the Company, there are no facts or circumstances likely to prevent or delay the ability of the Company to comply, when required, with the WEEE Directive and the European Union RoHS Directive. The Company has verified with its suppliers that all products that the Company or its Subsidiaries have acquired, or plan on acquiring, from such suppliers will comply with the European Union RoHS Directive as of July 1, 2006. Section 3.17(e) of the Company Disclosure Schedule lists all products of the Company and each Subsidiary which are subject to the European Union RoHS Directive and identifies which products comply with the European Union RoHS Directive as of the Closing Date.
          (f) For purposes of this Section 3.17, “material liability” shall mean an economic effect with a value equal to at least $100,000 (One Hundred Thousand U.S. Dollars).
     3.18 Employee Benefit Plans.
          (a) Sections 3.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability (together the “Employee Plans”). With respect to each Employee Plan, the Company has made available to Parent complete and accurate copies of (A) the four (4) most recent annual report on Form 5500 required to have been filed for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Entity relating to any compliance issues in respect of any such Employee Plan; (F) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any

Governmental Entity with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Entity relating to the satisfaction of Legal Requirements necessary to obtain the most favorable tax treatment and (G) all amendments, modifications or supplements to any such document.
          (b) Neither the Company, any of the Company’s Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) a Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Employee Plan provides heath, medical or dental benefits that are not fully insured through an insurance contract.
          (c) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Legal Requirements and Collective Bargaining Agreements, including the applicable provisions of ERISA, the Code and the codes of practice issued by any Governmental Entity. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.
          (d) Section 3.18(d) of the Company Disclosure Schedule lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company and each ERISA Affiliate. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. Neither the Company, any Subsidiary nor any ERISA Affiliate is a party to any agreement which would require the payment to any current or former employee, consultant or director of an amount necessary to “gross-up” such individual for any penalty tax under Section 409A of the Code.
          (e) To the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of any Employee Plan, ERISA, the Code or codes of practice issued by any

Governmental Entity, Collective Bargaining Agreement or any other applicable Legal Requirements. Except as required by Legal Requirements, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to increase any benefits under any Employee Plan.
          (f) Except as set forth in Section 3.18(f) of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.
          (g) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.
          (h) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Legal Requirements.
          (i) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination or opinion letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.
          (j) All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for in all material respects.
          (k) Except as set forth in Section 3.18(k) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Section 3.18(k) of the Company Disclosure Schedule lists each Company “disqualified individual” (as defined in Section 280G of the Code).

No payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any current or former employee or any other disqualified individual will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code.
          (l) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.
          (m) All Contracts of employment or for services with any employee of the Company or any of it Subsidiaries who provide services outside the United States (“Foreign Employees”), or with any director or consultant of or to the Company or any of its Subsidiaries can be terminated by three (3) months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment applicable by virtue of Legal Requirements or compensation for unfair dismissal applicable by virtue of law or any equivalent remedy under applicable local law).
          (n) No promise has been made to any Foreign Employee that his defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount. Furthermore, no International Employee Plan has liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries).
          (o) Except as required by applicable Legal Requirements, no condition or term under any relevant Employee Plan Document exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any International Employee Plan at any time for any reason without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).
     3.19 Labor Matters.
          (a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). To the Knowledge of the Company,

there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which would have a Company Material Adverse Effect nor have there been any such lockouts, strikes, slowdowns or work stoppages since December 31, 2002. The Company and its Subsidiaries are not, nor have they been since December 31, 2002, a party to any redundancy agreements (including social plans or job protection plans).
          (b) The Company and its Subsidiaries (i) have complied in all material respects with applicable Legal Requirements and Orders relating to the employment of labor (including wage and hour laws, laws prohibiting discrimination in employment and laws relating to employee notification and consultation, terms and conditions of employment practices, including orders and awards relevant to the terms and conditions of service, labor leasing, use of fixed-term contracts, supply of temporary staff, social security filings and payments, secondment and expatriation rules, applicable requirements in respect of staff representation, paid vacations and health and safety at work of employees) and Collective Bargaining Agreements and (ii) are not liable for any arrears of wages or any taxes or any penalty for a failure to comply with the foregoing. The Company and its Subsidiaries are not liable to any Governmental Entity or fund governed or maintained by or on behalf of any Governmental Entity for any material payment with respect to any social security or other benefits or obligations for employees (save for routine payments to be made in the ordinary course of business and consistent with past practice).
     3.20 Real Property.
          (a) Neither the Company nor any of its Subsidiaries owns any real property.
          (b) Section 3.20(b)(i) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”) including, with respect to each Lease, the name of the lessor and the date of the Lease and each amendment thereto. The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all modifications, amendments, supplements, waivers and side letters thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens. Section 3.20(b)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Leases are each in full force and effect in accordance with their respective terms and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any material Lease, and, to the

Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto. To the Company’s Knowledge, (i) there are no laws, statutes, rules, regulations or orders now in existence or under active consideration by any Governmental Entity which could require the tenant of any Leased Real Property to make any expenditure in excess of $100,000 to modify or improve such Leased Real Property to bring it into compliance therewith, and (ii) the Company shall not be required to expend more than $100,000 in the aggregate under all Leases to restore the Leased Real Property at the end of the term of the applicable Lease to the condition required under the Lease (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).
     3.21 Assets; Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for defects in title that would not, individually or in the aggregate, have a Company Material Adverse Effect.
     3.22 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (1) “Technology” shall mean any or all of the following (i) works of authorship, including computer programs, Source Code, and executable code, RTL, GDSII files, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.
               (2) “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates (“Patents”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) the protection of trade and industrial secrets and confidential information (“Trade Secrets”), (iv) trademarks, trade names and service marks (“Trademarks”), (v) other proprietary rights relating or with respect to the protection of Technology, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover damages for the infringement or misappropriation of for any of the foregoing.

               (3) “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Company or its Subsidiaries.
               (4) “Object Code” shall mean software, including GDSII files, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly or from which semiconductor mask works can be derived.
               (5) “Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (an “Open Source License”), including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.
               (6) “Company Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.
               (7) “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi public legal authority.
               (8) “Source Code” shall mean software and code, including RTL, other than Object Code form, including related comments and annotations, help text, data and data structures, instructions and procedural, object oriented and other code, which may be printed out or displayed in human readable form or from which Object Code can be derived by compilation or otherwise.
          (b) Section 3.22(b) of the Company Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by or filed in the name of Company or any of its Subsidiaries (collectively the “Company Registered Intellectual Property”). The Company Registered Intellectual Property is valid, enforceable and subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned. There are no actions that must be taken by the Company or any of its Subsidiaries within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

          (c) Except as set forth in Section 3.22(c) of the Company Disclosure Schedule, all Company Intellectual Property is owned exclusively by the Company or one or more of its Subsidiaries free and clear of any Liens. Neither the Company nor any of its Subsidiaries has transferred ownership of, in whole or in part, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are Company Intellectual Property.
          (d) The Company has taken reasonable steps to protect the Company’s Trade Secrets that it wishes to protect or any Trade Secrets of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the forms provided to Parent and all current and former employees and contractors of the Company have executed such an agreement, except in such instances that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (e) Except as set forth in Section 3.22(e) of the Company Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened (and at no time within the six (6) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of the Company’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third party or challenging the ownership, validity, enforceability or registerability of any Company Intellectual Property. Except as set forth in Section 3.22(e) of the Company Disclosure Schedule, the Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) materially restrict the Company’s or any of its Subsidiaries’ rights to use, license or transfer any Company Intellectual Property, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require the Company or any of its Subsidiaries to license or transfer any Company Intellectual Property.
          (f) The operation of the business of the Company and its Subsidiaries as such business is currently conducted and reasonably contemplated to be conducted, including (i) the Company’s design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of the Company (including Company Products), and the Company’s use of any product, device or process, has not, does not as currently conducted, and will not, infringe upon, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party, or, to its Knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

          (g) The Company has received no notice from any third party that the operation of the business of the Company, or any act, product or service of the Company, infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.
          (h) Except as set forth in Section 3.22(h) of the Company Disclosure Schedule, all Company Intellectual Property is, and following the transactions contemplated hereby shall be freely transferable, alienable and exportable without the consent of, or notice to any Governmental Entity or third party or the payment of any kind.
          (i) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property. To the Company’s Knowledge, no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.
          (j) The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company Intellectual Property.
          (k) To the Company’s Knowledge, no third party is misappropriating, infringing, diluting or violating any material Company Intellectual Property. Neither the Company nor any of its Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal against any third party with respect to any Company Intellectual Property which remain unresolved as of the date hereof.
          (l) Except as set forth in Section 3.22(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) granted, or is obligated to grant, access or rights to any of its Source Code in or for any Company Product, (ii) made its Source Code for any Company Product subject to any Open Source License or combined or distributed any Company Products with Open Source Materials, or (iii) licensed or has granted a third party the right to obtain any Source Code in any Company Product (including in any such case, any conditional right to access, or under which the Company has established any escrow arrangement for the storage and conditional release of any Source Code). Except as set forth in Section 3.22(l) of the Company Disclosure Schedule, none of the Company Products contains any third party software subject to an Open Source License.
          (m) Neither the Company nor any of its Subsidiaries has any obligation to pay any third party any royalties or other fees in excess of $25,000 in the aggregate in calendar year 2006 with respect to any Intellectual Property Rights of a third party and no obligation to pay such royalties or other fees will result from the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

          (n) Section 3.22(n) of the Company Disclosure Schedule lists all Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property Right or Technology (“In-Licenses”), other than any In-License that is commercially available for an aggregate fee of less than $10,000.
          (o) Section 3.22(o) of the Company Disclosure Schedule lists all Contracts pursuant to which the Company or any of its Subsidiaries has granted a third party or affiliate any rights or licenses to any Company Intellectual Property other than non-exclusive licenses granted in the ordinary course in connection with the production, sale or distribution of Company Products (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”).
          (p) Neither the Company nor any of its Subsidiaries is in violation of any IP License that is material to the business of Company or any of its Subsidiaries or where the breach thereof is likely to result in a claim by or against the Company. Except as set forth in Section 3.22(p) of the Company Disclosure Schedule, whether by operation of law or otherwise, the consummation of the transactions contemplated hereby will not result or cause (i) the breach by Company or any of its Subsidiaries of any IP License, (ii) the impairment or restriction of any right or licenses granted to the Company or any of its Subsidiaries under an In-License, or (iii) the Company or any of its Subsidiaries to grant, or expand the scope of a prior grant, of any rights to any material Company Intellectual Property to a third party (including by the release of any Source Code of Company).
          (q) Section 3.22(q) of the Company Disclosure Schedule lists all Company Products and a schedule of anticipated product releases. The Company has a good faith reasonable belief that it can achieve the release of products on such schedule of product releases and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.
          (r) Except as set forth in Section 3.22(r) of the Company Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any Contracts to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its Subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them prior to the Closing, (ii) Parent, any of its Subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its Subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
     3.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, to the Knowledge of the Company, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and, to the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any such policies.
     3.24 Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.
     3.25 Brokers. Except for Needham & Company (true and correct copies of whose engagement letter has been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.
     3.26 Opinion of Financial Advisors. The Company has received the opinion of Needham & Company to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
     3.27 State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub contained in Section 4.10 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Legal Requirement are not applicable to this Agreement and the transactions contemplated hereby or the Voting Agreements and the transactions contemplated thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Voting Agreements or the transactions contemplated hereby or thereby.
     3.28 Rights Plan. The Company has taken all action so that (a) the approval, execution and delivery of this Agreement, the consummation of the Merger and the transactions contemplated hereby, and the public announcement of any of the foregoing shall not cause any of Parent, Merger Sub or any of their Affiliates to be deemed an “Acquiring Person” under the Company Rights Plan and (b) the entering into of this Agreement and the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered as a result thereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby represent and warrant to the Company as follows:
     4.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub.
     4.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.
     4.3 Capitalization of Parent and Merger Sub.
          (a) The authorized capital stock of Parent consists of (i) Two Hundred Million (200,000,000) shares of Parent Common Stock and (ii) Five Million (5,000,000) shares of Parent Preferred Stock. As of August 10, 2006: (A) 45,287,037 shares of Parent Common Stock were issued and outstanding, (B) no shares of Parent Preferred Stock were issued and outstanding and (C) there were 100,000 shares of capital stock of Parent held by Parent as treasury shares. All outstanding shares of Parent Common Stock are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, validly issued, fully paid, nonassessable and free of any preemptive rights.

          (b) Parent has reserved and available (i) 1,529,789 shares of Parent Common Stock for issuance under its stock option plan and (ii) 377,420 shares of Parent Common Stock for issuance under its employee stock purchase plans. As of August 10, 2006, with respect to Parent’s stock option plan (excluding Parent’s employee stock purchase plans), there were outstanding stock options or other awards with respect to 3,235,239 shares of Parent Common Stock. As of August 10, 2006, there were 331,467 shares of Parent Common Stock subject to a repurchase option, risk of forfeiture or other condition under an applicable restricted stock purchase agreement or other agreement with Parent (“Parent Restricted Stock”).
          (c) Except as set forth in this Section 4.3, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligates Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any securities of Parent. Except as otherwise described in this Section 4.3, there are no outstanding agreements of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Parent.
          (d) Except as set forth in the Parent SEC Reports, other than Parent Restricted Stock, neither Parent nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of Parent.
          (e) The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     4.4 Non-contravention; Required Consents.
          (a) The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.4(b) hereof, violate or conflict with any Legal Requirement or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Encumbrances) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          (b) No Consent of any Governmental Entity is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.
     4.5 SEC Reports. Parent has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable laws prior to the date hereof, and Parent will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under applicable laws prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed by Parent with the SEC on or prior to the Effective Time that are not required to be so filed, the “Parent SEC Reports”). Each Parent SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Parent SEC Report was, or will be, filed. True and correct copies of all Parent SEC Reports filed prior to the date hereof, whether or not required under applicable laws, have been furnished to the Company or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Parent SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report, except as disclosed in certifications filed with the Parent SEC Reports. Neither Parent nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
     4.6 Financial Statements.
          (a) The consolidated financial statements of Parent and its Subsidiaries filed in or furnished with the Parent SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.
          (b) Parent and its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Parent Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries that could have a material effect on Parent and its Subsidiaries’ consolidated financial statements. Neither Parent nor any of its Subsidiaries (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent and its Subsidiaries, (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.
     4.7 Proxy Statement. None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in Proxy Statement will, on the date the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.8 Absence of Certain Changes. Since June 30, 2006, except for actions expressly contemplated by this Agreement, the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Parent Material Adverse Effect.
     4.9 Litigation. Except as set forth in the Parent SEC Reports, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, including Merger Sub, or any of their respective properties except for Legal Proceedings that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries, including Merger Sub, is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, have a Parent Material Adverse Effect.
     4.10 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).
ARTICLE V
INTERIM CONDUCT OF BUSINESS
     5.1 Affirmative Obligations of the Company. Except (a) as contemplated or permitted by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Schedule or (c) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, each of the Company and each of its Subsidiaries shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (iii) pay or perform all material obligations when due and (iv) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.
     5.2 Negative Obligations of the Company. Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Schedule or (iii) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

          (a) propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents; provided, however, that nothing in this paragraph (a) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;
          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (i) the issuance and sale of shares of Company Common Stock pursuant to Company Options outstanding prior to the date hereof and (ii) grants to newly hired employees of Company Options issued in the ordinary course of business consistent with past practice, with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the transactions contemplated hereby by this Agreement so long as the aggregate number of shares of Company Common Stock subject to such additional Company Options does not exceed the sum of (x) thirty thousand (30,000), plus (y) the number of shares of Company Common Stock subject to any Company Option (or portion thereof) outstanding as of the date hereof that is subsequently canceled, terminated or forfeited as the result of the voluntary or involuntary termination of employment of any employee;
          (c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities, except for repurchases, redemptions or acquisitions required by or in connection with the respective terms, as of the date hereof, of any Company Option Plans as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice and only to the extent consistent with Section 6.21; provided, however, that nothing in this paragraph (c) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;
          (d) other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;
          (e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement); provided, however, that nothing in this paragraph (e) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

          (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances);
          (g) except as may be required by applicable Legal Requirements, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof;
          (h) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates or Associates;
          (i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;
          (j) enter into, amend, or extend any Collective Bargaining Agreement;
          (k) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except either (i) transactions pursuant to existing Contracts which are not material to the Company, individually or in the aggregate or (ii) the sale of goods or grants of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice;

          (l) except as may be required as a result of a change in applicable Legal Requirements or in GAAP, make any change in any of the accounting principles or practices used by it;
          (m) (i) make or change any material Tax election (unless required by applicable Legal Requirements), (ii) settle or compromise any material federal, state, local or foreign income Tax liability, other than with respect to any proceeding relating to a Tax liability that (A) is in progress as of the date hereof, (B) is in an amount less than or equal to the liability or reserve that has been recorded with respect thereto on the Balance Sheet or (C) is in an amount less than $100,000 in the aggregate with all other such Liabilities or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;
          (n) enter into any IP Licenses or amend any IP Licenses or grant any release or relinquishment of any rights under any IP Licenses;
          (o) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property;
          (p) grant any exclusive rights with respect to any Company IP, divest any Company IP, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, or materially modify the Company’s standard warranty terms for Company Products or services or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company or any of its Subsidiaries;
          (q) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any Contract other than in the ordinary course of business which would be reasonably expected to result in a Company Material Adverse Effect or (iii) authorize, incur or commit to incur any new capital expenditure(s) which individually exceed $25,000 or, in the aggregate, exceed $250,000; provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing Contracts; and provided, further, that none of the foregoing shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;
          (r) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the Balance Sheet or incurred since April 2, 2006 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is not, individually or in the aggregate, material to the Company;

          (s) except as required by applicable Legal Requirements or GAAP, revalue in any material respect any of its properties or assets including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
          (t) except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Company Stockholders’ Meeting;
          (u) enter into a Contract to do any of the foregoing or knowingly take any action which results or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied, or would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect, or that would materially impair the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or
          (v) authorize, recommend, agree, make any commitment, or announce an intention to take any of the actions prohibited by this Section 5.2.
     5.3 Obligations of Parent. Except (i) as contemplated or permitted by this Agreement or (ii) as approved in advance by the Company in writing (which approval shall not be unreasonably withheld, delayed, or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, Parent shall not:
          (a) amend its certificate of incorporation, bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the Company Stockholders;
          (b) set any record or payment dates for the payment of any extraordinary dividends or distributions on its capital stock or make, declare or pay any extraordinary dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;
          (c) take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time or in any of the conditions to effecting the Merger set forth in Article VII becoming incapable of being satisfied; or
          (d) authorize, recommend, agree, make any commitment, or announce an intention to take any of the actions prohibited by this Section 5.3.

ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 No Solicitation.
          (a) The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.
          (b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Transaction or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent); provided, however, that notwithstanding the foregoing, prior to the receipt of the Requisite Stockholder Approval, the Company Board may, directly or indirectly through advisors, agents or other intermediaries, subject to the Company’s compliance with the provisions of this Section 6.1, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) none of the Company, any of its Subsidiaries or any representative of the Company or its Subsidiaries shall have breached or violated the terms of this Section 6.1, (2) the Company Board reasonably determines in good faith (after consultation with outside legal counsel) that such action is required in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (3) at least twenty-four (24) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Parent written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person and (4) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).
          (c) Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 6.1 by any directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisor or representative retained by the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company.
          (d) In addition to the obligations of the Company set forth in Sections 6.1(a) and (b) hereof, the Company shall promptly, and in all cases within twenty four (24) hours of its receipt, advise Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for information that could lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which could lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.
          (e) The Company shall keep Parent promptly and reasonably informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In addition to the foregoing, the Company shall provide Parent with at least forty eight (48) hours prior written notice of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal.
     6.2 Company Board Recommendation.
          (a) Subject to the terms of Section 6.2(b) hereof, the Company Board shall recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”).
          (b) Subject to the terms of this Section 6.2(b), neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation (a “Company Board Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Stockholder Approval the Company Board may effect a Company Board Recommendation Change if and only if either:

               (i) (A) the Company Board has received an Acquisition Proposal that constitutes a Superior Proposal other than as a result of a breach or violation of the terms of Section 6.1 hereof, (B) neither the Company nor any of its representatives shall have breached or violated the provisions of Section 6.1 hereof, (C) the Company Board reasonably determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent pursuant to clause (E) below), that, in light of such Superior Proposal, the Company Board is required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (D) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days notice thereof and the opportunity to meet with the Company Board and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and (E) Parent shall not have made, within five (5) Business Days after receipt of the Company’s written notice of its intention to effect a Company Board Recommendation Change pursuant to this clause (i), a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to the Company Stockholders as such Superior Proposal; or
               (ii) except for a Company Board Recommendation Change effected (or proposed to be effected) in response to or in connection with a Superior Proposal (it being understood and hereby agreed that any Company Board Recommendation Change effected (or proposed to be effected) in response to or in connection with a Superior Proposal will be exclusively made only pursuant to the immediately preceding clause (i)), (A) the Company Board reasonably determines in good faith (after consultation with outside legal counsel) that the Company Board is required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, and (B) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days notice thereof and the opportunity to meet with the Company Board and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith the purported basis for the proposed Company Board Recommendation Change, Parent’s reaction thereto and any possible modification of the terms and conditions of this Agreement in response thereto.
          (c) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, provided that, in each case, any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement, including the provisions of Article VIII hereof.

     6.3 Company Stockholders’ Meeting. The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Stockholders’ Meeting. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and shall use commercially reasonable efforts to secure the Requisite Stockholder Vote at the Company Stockholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII hereof, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 6.3 shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.
     6.4 Form S-4 and Proxy Statement(a) . As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare, and Parent shall file with the SEC a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (as may be further amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included. Each of the Company and Parent shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 will be made by Parent, and no preparation, filing and distribution of the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case without providing the other party hereto with a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, directors, or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the

Proxy Statement, so that either such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the Company Stockholders. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.
     6.5 Commercially Reasonable Efforts to Complete.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) cause the conditions to the Merger set forth in Article VII hereof to be satisfied or fulfilled, including by filing as promptly as practicable after the date hereof with the SEC all annual, quarterly and current reports required to be filed by the Company under the Exchange Act for any and all periods ending prior to the Effective Time, which such annual, quarterly and current reports shall comply as to form with the rules and regulations of the SEC applicable to such reports; (ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement; (iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
          (b) Without limiting the generality of the foregoing provisions of Section 6.5(a) hereof and to the extent required by applicable Legal Requirements, as soon as may be reasonably practicable following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust Division of the

DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act, and each of Parent and/or the Company shall file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the merger notification or control laws and regulations of any applicable foreign jurisdiction or be deemed desirable by Parent, in each case as Parent may deem necessary and/or appropriate. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Parent reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.
          (c) Without limiting the generality of the foregoing provisions of Section 6.5(a) hereof, in the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, at the direction of the Company Board, shall use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.
          (d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent or the Company or any Subsidiary thereof to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock, in each case in a manner that would be reasonably expected to have a material adverse effect on Parent’s business or to materially and adversely affect the benefits expected to be derived from the transactions contemplated by this Agreement.
     6.6 Company Rights Plan.
          (a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Effective Time or the termination of this Agreement, the Company and the Company Board shall not amend or modify, or take any other action with regard to the Company Rights Plan in any manner, or take any other action so as to render the Company Rights Plan applicable to Parent, Merger Sub or any of their Affiliates.

          (b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company and the Company Board shall not take any action so as to (i) render the Company Rights Plan inapplicable to any person other than Parent, Merger Sub or any of their Affiliates or any transaction other than transactions contemplated by this Agreement and the Voting Agreements, (ii) permit any Person other than Parent, Merger Sub or any of their Affiliates who would otherwise be an Acquiring Person within the meaning of the Company Rights Plan not to be an Acquiring Person thereunder, (iii) provide that a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Company Rights Plan) or similar event shall not occur by reason of the execution of any Contract other than this Agreement and the Voting Agreements or the consummation of any transaction other than the transactions contemplated by this Agreement and the Voting Agreements or (iv) except as specifically contemplated by this Agreement and the Rights Plan Amendment, otherwise affect the rights of holders of Rights (as such term is defined in the Company Rights Plan) under the Company Rights Plan.
     6.7 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable Parent to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, however, that no information or Knowledge obtained by Parent in any investigation conducted pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.10 hereof) shall apply to any information provided to Parent pursuant to this Section 6.7.
     6.8 Notification.
          (a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this

Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.10 hereof) shall apply to any information provided to Parent pursuant to this Section 6.8(a).
          (b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any material Contract to which the Company or any of its Subsidiaries is a party or (ii) any notice or other communication received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.10 hereof) shall apply to any information provided to Parent pursuant to this Section 6.8(b).
          (c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.10 hereof) shall apply to any information provided to the Company pursuant to this Section 6.8(c).
     6.9 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give

Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent.
     6.10 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated June 29, 2006 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms; provided, however, that notwithstanding the foregoing, effective as of the execution and delivery hereof, the Confidentiality Agreement shall be deemed to be amended so as to permit Parent to take any action contemplated by this Agreement, including the making of any counter-offer or proposal contemplated by Section 6.2(b) hereof (which deemed amendment shall survive any termination of this Agreement in accordance with its terms or otherwise).
     6.11 Public Disclosure. Parent, Merger Sub and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby or any Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Requirement or any listing agreement with a national securities exchange, in which case commercially reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement.
     6.12 Company Options; Company ESPP.
          (a) No Company Options shall be assumed and/or substituted by Parent. The Company shall take such action as shall be required: (i) to cause the vesting of any unvested Company Options granted under any Company Option Plans to be accelerated in full effective immediately prior to the Effective Time; and (ii) to effectuate the cancellation, immediately prior to the Effective Time, of all Company Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Options) in exchange for a number of shares of Company Common Stock equal in value to the excess (if any) of the value of the Company Common Stock subject to the Company Option over the exercise price of the Company Option (less the amount of applicable withholding taxes), and to no longer represent the right to purchase Company Common Stock, any other equity security or any other consideration of the Company, the Merger Sub, Parent or any other person. For purposes of this Section 6.12, the value of a share of Company Common Stock shall be equal to the value of that portion of a share of Parent Common Stock (based on the Closing Average) into which each share of Company Common Stock shall be converted in the Merger.
          (b) Prior to the Effective Time, the Company ESPP shall be terminated. The rights of participants in the Company ESPP with respect to any offering period then underway under such Company ESPP shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP.
          (c) Prior to the Effective Time, and subject to the review and reasonable approval by Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 6.12 under all Company Option agreements, the Company ESPP and any other plan or agreement of the Company (whether written or oral, formal or informal), including specifically obtaining any required consents and delivering all required notices.
     6.13 Employee Matters.
          (a) The Company shall terminate, effective as of the day immediately preceding the Closing Date, (the “401(k) Termination Date”), any and all 401(k) plans maintained by the Company or any of its Subsidiaries. The Company shall provide Parent with evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the review and approval of Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request.
          (b) Parent shall take all necessary actions to allow each Continuing Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Company’s 401(k) plan(s) to roll such eligible rollover distribution, including any associated loans, as part of any lump sum distribution to the extent permitted by the Company 401(k) plan(s) into an account under a 401(k) plan maintained by Parent or any of its Subsidiaries.
          (c) From and after the Effective Time, Parent shall permit all Continuing Employees who become employees of Parent or any Subsidiary of Parent to participate in the benefit programs of Parent or the Subsidiary to the same extent as similarly situated employees of Parent or the Subsidiary.
          (d) The Company shall terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by the Company or any of its Subsidiaries, effective in each case as of the day immediately preceding the Closing Date, but conditioned upon the subsequent occurrence of the Closing. The Company shall provide Parent evidence that such plans have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of which resolutions shall be subject to review and approval of Parent).
          (e) To the extent permitted by applicable Legal Requirements, Parent and any Subsidiary of Parent shall provide service credit for all periods of service by the Continuing Employees under the employee policies and plans of Parent or such Subsidiary except for the purposes of determining severance payments and to the extent such service credit would result in the duplication of benefits for the same period of service.

          (f) In connection with coverage of each of the Continuing Employees under any of the ERISA welfare benefit plans made available by Parent and its Subsidiaries, Parent agrees (i) to cause each such plan to waive any applicable preexisting condition, waiting periods and actively at work requirements, and (ii) to cause each such plan to honor any expenses incurred by such Continuing Employees and their beneficiaries under similar plans of the Company or its affiliates during the portion of the applicable plan year prior to the date on which such Continuing Employees commences participation in the Parent welfare benefit plans for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.
     6.14 Directors’ and Officers’ Indemnification and Insurance.
          (a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by Legal Requirements.
          (b) Prior to or as of the Effective Time, Parent shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance as of the date hereof, on terms and conditions no less favorable, in the aggregate, than the D&O Insurance. Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder; provided, however, that in satisfying its obligations under this Section 6.14(b), Parent and the Surviving Corporation shall not be obligated to pay in excess of two (2) times the amount paid by the Company for coverage for its last full fiscal year (such aggregate amount, the “Maximum Premium”) (which annual premium for the last full fiscal year the Company represents and warrants to be as set forth in Section 6.14 of the Company Disclosure Schedule), provided that if the cost of such “tail” insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium.

          (c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such surviving corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.14.
          (d) The obligations under this Section 6.14 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under “tail” policy referred to in Section 6.14(b) hereof (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the “tail” policy referred to in Section 6.14(b) hereof (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the “tail” policy referred to in Section 6.14(b) hereof (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.14, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the “tail” policy referred to in Section 6.14(b) hereof (and their heirs and representatives)) under this Section 6.14 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).
     6.15 FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     6.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.
     6.17 Employee Communications. With respect to matters described in Section 6.12 and Section 6.13 hereof, the Company will use its commercially reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to Company Employees and the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

     6.18 Resignation of Officers and Directors. At or prior to the Closing, the Company shall obtain the resignations of all officers and directors of its Subsidiaries (only in their respective capacity as such), in each case to be effective as of the Effective Time.
     6.19 Nasdaq Listing. Prior to the Effective Time, if required by applicable Nasdaq rules, Parent shall use commercially reasonable efforts to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger.
     6.20 Company Affiliates; Restrictive Legend. Section 6.20 of the Company Disclosure Schedule sets forth a list of those Persons who may be deemed to be, in the Company’s reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each, a “Company Affiliate”). The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provision of Rule 145 promulgated under the Securities Act, in the form provided by Parent. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any Company Affiliate and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (a) in conformity with Rule 145 or (b) in accordance with a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such transfer is exempt from registration under the Securities Act.
     6.21 Treatment as Reorganization. None of Parent, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action (or fail to take any action) prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.
     6.22 Tax Matters. Each of Parent and the Company shall use its respective commercially reasonable efforts to obtain the Tax opinions contemplated by Section 7.1(f) hereof (collectively, the “Tax Opinions”). Officers of Parent, Merger Sub and the Company shall execute and deliver to Pillsbury Winthrop Shaw Pittman LLP, counsel to the Company, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.
     6.23 Directorships. Subject to customary review and nomination by the Nominating Committee of Parent’s Board of Directors, effective as of the Effective Time, Parent shall cause Mr. John Zucker to be appointed as a member of the Parent Board.

ARTICLE VII
CONDITIONS TO THE MERGER
     7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Legal Requirements) prior to the Effective Time, of each of the following conditions:
          (a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.
          (b) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement or (ii) issued or granted, or overtly threatened to issue or grant, any judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making any of the transactions contemplated by this Agreement illegal in any jurisdiction in which Parent or the Company have material business or operations or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement.
          (c) Regulatory Approvals. (i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and all other antitrust, competition or merger control consents deemed necessary or desirable by Parent shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period), either unconditionally or on terms satisfactory to Parent and (ii) any clearances, consents, approvals, Orders and authorizations that are necessary to consummate the transactions contemplated by this Agreement shall have been obtained.
          (d) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no SEC proceeding for that purpose shall have been initiated by the SEC.
          (e) Nasdaq Listing. If required, the shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on Nasdaq.
          (f) Tax Opinions. Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and the Company shall have received an opinion of Pillsbury Winthrop Shaw Pittman LLP, each dated as of the Closing Date, and each to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of appropriate representation letters from each of Parent, Merger Sub, and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.
     7.2 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, subject to the qualification set forth in the immediately preceding clause (A)); and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect and a certificate signed on behalf of Merger Sub by an authorized executive officer of Merger Sub to the foregoing effect.
          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of Parent and Merger Sub to be performed or complied with by them under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect and a certificate signed on behalf of Merger Sub by an authorized executive officer of Merger Sub to the foregoing effect.
          (c) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred or exist following the execution and delivery of this Agreement (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Parent Material Adverse Effect); provided, however, that this closing condition shall not apply if the Closing Average is equal to or greater than $7.77.
     7.3 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that such Company Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties set forth in Section 3.3, Section 3.4 and Section 3.8 hereof (collectively, the “Special Representations”), each of which individually shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Effective Time, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, subject to the qualification set forth in the immediately preceding clause (A)); and provided further that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this Section 7.3(a), (1) all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) the representation and warranty set forth in Section 3.10(a) hereof shall not be disregarded pursuant to the terms of this proviso) and (2) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded; and Parent shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to the foregoing effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to the foregoing effect.
          (c) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred or exist following the execution and delivery of this Agreement (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Company Material Adverse Effect).

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with Delaware Law, this Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto):
          (a) by mutual written agreement of Parent and the Company; or
          (b) by either Parent or the Company, if the Merger shall have not been consummated by December 31, 2006 (the “Initial Termination Date”); provided, however, that in the event a condition to the Merger set forth in Section 7.1(c) hereof shall not have been satisfied on or prior to the Initial Termination Date and all of the other conditions to the Merger set forth in Article VII hereof shall have been satisfied on or prior to the Initial Termination Date (other than those conditions that by their terms contemplate satisfaction at the Closing), either Parent or the Company may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until February 28, 2007 (the “Extended Termination Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in any of the conditions to the Merger set forth in Article VII hereof having failed to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable and such action or failure to act constitutes a material breach of this Agreement; or
          (c) by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by this Agreement any Legal Requirement that is in effect and has the effect of making the consummation of any of the transactions contemplated by this Agreement illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement or (ii) issued or granted any judgment, Order or injunction that is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such judgment, Order or injunction has become final and non-appealable; or
          (d) by either Parent or the Company, if the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholders’ Meeting (or any postponement or adjournment thereof); or
          (e) by the Company, in the event (A) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.2(a) or Section 7.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (2) Parent or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Sub continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy by Parent or Merger Sub is cured within such thirty (30) calendar day period); or
          (f) by Parent:
               (i) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.3(a) or Section 7.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f)(i) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f)(i) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or
               (ii) in the event that, following the execution and delivery of this Agreement, there shall have occurred a Company Material Adverse Effect (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Company Material Adverse Effect); or
               (iii) in the event that a Triggering Event shall have occurred. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (A) the Company shall have breached (or be deemed, pursuant to the terms thereof, to have breached) in any material respect the provisions of Section 6.1 or Section 6.2 hereof; (B) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change; (C) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (D) the Company Board or any committee thereof shall have for any reason approved, or recommended that the Company Stockholders approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); (E) except for a confidentiality agreement expressly permitted by Section 6.1, the Company shall have entered into a letter of intent, memorandum of understanding or other Contract accepting or agreeing to discuss or negotiate any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (F) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made by a Person unaffiliated with Parent and, within ten (10) Business Days after notice of such Acquisition Proposal is first published, sent or given to the Company Stockholders and, at the request of Parent, the Company shall not have sent to the Company Stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Company Board Recommendation and unconditionally recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Capital Stock into such Acquisition Proposal if made in the form of a tender or exchange offer.
     8.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 8.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.6, Section 6.10 and Section 6.11 hereof, this Section 8.2, and Section 8.3 and Article IX hereof, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement (as amended pursuant to Section 6.10 hereof), all of which obligations shall survive termination of this Agreement in accordance with their terms.
     8.3 Fees and Expenses.
          (a) General. Except as set forth in Section 8.3(b) hereof, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.
          (b) Company Payments.
               (i) The Company shall pay to Parent a fee equal to $1,800,000 (One Million Eight Hundred Thousand U.S. Dollars) (the “Termination Fee Amount”), by

wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that (A) (1) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) hereof or Section 8.1(d) hereof or (2) this Agreement is terminated by Parent pursuant to Section 8.1(f)(i) hereof, (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement (in the case of any termination referred to in clause (A)(1) above) or prior to the breach or inaccuracy that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (A)(2) above), an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company Stockholders and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or the Company enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)).
               (ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f)(iii) hereof, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within one Business Day after demand by Parent.
          (c) Enforcement. The Company acknowledges and hereby agrees that the provisions of Section 8.3(b) hereof are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to Section 8.3(b) hereof, and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall pay to Parent its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 8.3(b) hereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in Section 8.3(b) hereof shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement.
     8.4 Amendment. Subject to applicable Legal Requirements and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.
     8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
(a)	if to Parent or Merger Sub, to:

Sirenza Microdevices, Inc. 303 S. Technology Court Broomfield, CO 80021 Attention: General Counsel Telecopy No.: (888) 818-8023

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 Attention: Steve Bernard, Esq. Telecopy No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati Professional Corporation One Market Street Spear Tower, Suite 3300

San Francisco, California 94105 Attention: Michael S. Ringler, Esq. Telecopy No.: (415) 947-2099

(b)	if to the Company, to:

Micro Linear Corporation 2050 Concourse Drive San Jose, CA 95131 Attention: Michael W. Schradle, Chief Financial Officer and Secretary Telecopy No.: (408) 432-0363

with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, California 94304 Attention: Jorge del Calvo, Esq. Telecopy No.: (650) 233-4545
     9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     9.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement (as amended pursuant to Section 6.10 hereof) shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.
     9.5 Third Party Beneficiaries. Except as set forth in or contemplated by the provisions of Section 6.14 hereof, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.
     9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     9.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     9.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.
     9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     9.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

SIRENZA MICRODEVICES, INC.

By:	/s/ ROBERT VAN BUSKIRK

Name:	Robert Van Buskirk

Title:	President and CEO

METRIC ACQUISITION CORPORATION

By:	/s/ ROBERT VAN BUSKIRK

Name:	Robert Van Buskirk

Title:	President

MICRO LINEAR CORPORATION

By:	/s/ TIMOTHY A. RICHARDSON

Name:	Timothy A. Richardson

Title:	President and CEO
[AGREEMENT AND PLAN OF MERGER]